Careview 8-K

Exhibit 10.2

Consulting Agreement

THIS CONSULTING AGREEMENT (the "Consulting Agreement") is made as of December 31, 2013 with an effective date of January 1, 2014 (the "Effective Date") by and between CAREVIEW COMMUNICATIONS, INC., a Nevada corporation (the "Company"), having its principal place of business at 405 State Highway 121 Bypass, Suite B-240, Lewisville, Texas 75067 and SAMUEL A. GRECO ("Consultant") having a mailing address of 4405 Dade Drive, Flower Mound, Texas 75028.

WHEREAS, the Company and Consultant entered into a Separation Agreement and General Release ("Agreement and Release") dated December 31, 2013 with an Effective Date of December 31, 2013;

WHEREAS, as a condition of the Agreement and Release, the Company and the Consultant agreed to enter into this Consulting Agreement;

WHEREAS, all capitalized terms used herein that are not otherwise defined, will have the definitions as described in the Agreement and Release;

NOW, THEREFORE, the terms of this Consulting Agreement are set forth below:

1.  Engagement and Duties. The Company hereby engages Consultant as an independent contractor to provide consulting services during the term of this Consulting Agreement as requested by the Company. The Consultant will work at the direction of the Company's management and will provide the following services, including but not limited to: (i) assistance with product evaluation and advice on best uses regarding implementation in a medical facility, (ii) assistance and advice on products in development, (iii) advice regarding reporting capabilities with the Company's products and services, (iv) guidance regarding presentation of the Company's products and services to hospital clinicians and executives, (v) review of new products and advice on issues with existing products, and (vi) sales assistance through introductions to personally known qualified targets.

The Executive will follow the direction of the Company's management regarding his monthly duties and will submit a weekly report of his activities to management. The Executive is not permitted to have contact with any current or prospective Company customer on behalf of the Company without prior approval and coordination with Company management. The Executive must immediately advise Company management of any such communications with any current or prospective Company customer contemporaneous with such contact.

2.  Fees and Expenses. Consultant shall be paid a monthly fee of $10,000. The Company will also (i) reimburse the Consultant for all pre-approved reasonable and necessary business expenses incurred in the performance of his consulting services hereunder and (ii) continue to cover Consultant under the Company's medical insurance coverage until the Termination Date hereof.

3.   Term; Termination. This Consulting Agreement shall begin on January 1, 2013 and shall have a Termination Date of December 31, 2014, or any earlier date on which the Consulting Agreement is terminated by the Company for Cause, as defined in the Agreement and Release.

4.  Compliance. In performing services hereunder, Consultant shall comply with all applicable laws and regulations, including but not limited to those regarding Confidential Information (as defined below), and all written policies and procedures of the Company. Consultant represents that he is a citizen of the United States of America.

5.  Independent Contractor. Consultant shall be an independent contractor and not an employee of the Company. Consultant shall be solely responsible for paying any and all federal, state and local taxes, social security payments and any other taxes or payments which may be due incident to payments made by the Company for services rendered under this Consulting Agreement.

6.  Confidential and Proprietary Information. Consultant shall hold all Confidential and Proprietary Information in strict confidence, shall not disclose any Confidential and Proprietary Information except as expressly provided herein, and shall not use any Confidential and Proprietary Information for his own benefit or otherwise against the best interests of the Company or Affiliates during the term of this Consulting Agreement or thereafter. If Consultant shall be required by subpoena or similar government order or other legal process ("Legal Process") to disclose any Confidential and Proprietary Information, then Consultant shall provide the Company with prompt written notice of such requirement and cooperate with the Company in efforts to resist disclosure or to obtain a protective order or similar remedy. Subject to the foregoing, if Confidential and Proprietary Information is required by Legal Process to be disclosed, then Consultant may disclose such Confidential and Proprietary Information but shall not disclose any Confidential and Proprietary Information for a reasonable period of time, unless compelled under imminent threat of penalty, sanction, contempt citation or other violation of law, in order to allow the Company time to resist disclosure or to obtain a protective order or similar remedy. If Consultant discloses any Confidential and Proprietary Information, then Consultant shall disclose only that portion of the Confidential and Proprietary Information which, in the opinion of Company's counsel, is required by such Legal Process to be disclosed. Upon termination of this Consulting Agreement, Consultant shall return to the Company all Confidential and Proprietary Information in tangible form (including but not limited to electronic files) in his possession.

7.  Inventions. Consultant shall, during and subsequent to the term of this Consulting Agreement, communicate to the Company all inventions, designs or improvements or discoveries relating to the Company or its business conceived during the term of this Consulting Agreement, whether conceived by Consultant alone or with others and whether or not conceived on the Company’s premises ("Company Inventions"). Consultant shall be deemed to have assigned to the Company, without further consideration or compensation, all right, title and interest in all Company Inventions. Consultant shall execute and deliver such documentation as may be requested by the Company to evidence such assignment. Consultant shall also execute and deliver such documentation and provide the Company, at the Company’s expense, all proper assistance to obtain and maintain in any and all nations, patents for any Company Inventions or vest the Company or its assignee with full and exclusive title to all such patents.

8.  Copyrights. All material produced by Consultant relating to the Company or its business during the term of this Agreement, whether produced by Consultant alone or with others and whether or not produced on the Company’s premises or otherwise, shall be considered work made for hire and property of the Company ("Company Copyrights"). Consultant shall execute and deliver such documentation as may be requested by the Company to evidence its ownership of all Company Copyrights. Consultant shall also execute and deliver such documentation and provide the Company, at the Company’s expense, all proper assistance to secure for the Company and maintain for the Company’s benefit all copyrights, including any registrations and any extensions or renewals thereof on all Company Copyrights, including any translations.

9.  No Raid; Non-Competition. The Consultant agrees that he will not, for a period of twelve (12) months following the Termination Date hereof, for any reason whatsoever, do any of the following:

(a)  Solicit, entice, persuade, encourage and otherwise induce any person that was a customer of the Company or Affiliates (whether or not the Consultant provided services for such customer) at any time during the term of this Agreement (i) to refrain from purchasing products manufactured by the Company or Affiliates or using the services of the Company or Affiliates or (ii) to purchase products and services available from the Company or Affiliates from any person or entity other than the Company or Affiliates;

(b)  Solicit, entice, persuade, encourage or otherwise induce any employee of the Company or Affiliates to terminate such employment or to become employed by any person or entity other than the Company or Affiliates; or

(c)  Own, manage, control or perform services for or participate in ownership, management or control, or be employed or engaged by or otherwise affiliated or associated with (as an employee, consultant, independent contractor, director, agent, or otherwise) with any other corporation, partnership, proprietorship, firm, association or other business entity in the world that manufactures or sells any product that competes with or is a substitute for any product manufactured or sold by the Company or Affiliates on the date of termination of this Consulting Agreement (collectively, "Compete"); provided, however, that the Consultant may own up to five percent (5%) of any class of publicly traded securities of any such entity. Notwithstanding the foregoing, the Consultant may Compete if, and only if, the aggregate annual revenue contributed by all competitive or substitute products to such other entity is not greater than five percent (5%) of such entity’s total annual revenue and the Consultant does not have any direct management responsibility for such competitive or substitute products manufactured or sold by such other entity. For purposes of this Paragraph 9(c), the term "direct management responsibility" means that the management of the manufacturer or sale of competitive or substitute products comprises a material part of the Consultant’s duties.

10.   Use and Disclosure of Ideas, Etc. Consultant shall not use or disclose to the Company any subject matter in course of performing this Agreement, including ideas, processes, designs and methods, unless he has the right to so use or disclose.

11.  Miscellaneous.

(a)  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the United States without regard to the conflicts of law principles thereof.

(b)  This Consulting Agreement supersedes any and all other agreements with the exception of the Separation Agreement and General Release which was executed contemporaneously herewith, either oral or written, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to the subject matter hereof.

(c)  The provisions of paragraphs 4 through 12 of this Consulting Agreement shall survive its termination.

(d)  This Consulting Agreement may not be altered, amended or modified except by written instrument signed by the parties hereto.

(e)  Neither party shall be deemed the drafter of this Consulting Agreement nor shall it not be construed or interpreted in favor of or against either party.

(f)  Section headings are for the convenience of the parties only and shall not be used in interpreting this Consulting Agreement.

(g)  If any provision of this Consulting Agreement shall be found by a court of competent jurisdiction to be unenforceable in any respect, then (i) the court shall revise such provision the least amount necessary in order to make it enforceable, and (ii) the enforceability of any other provision of this Consulting Agreement shall not be affected thereby.

(h)  Consultant may not assign this Consulting Agreement or delegate his duties hereunder. The Company may assign this Consulting Agreement to any Affiliate.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement effective as of the day and year set forth above.

CAREVIEW COMMUNICATIONS, INC.
By:	/s/ Steve Johnson	/s/ Samuel A. Greco
	Steve Johnson, President	Samuel A. Greco